Harding Lawson Associates                                      [HLA LOGO]


Contact:  Patricia A. England                              For Immediate Release
          (415) 899-8817


                 HARDING LAWSON APPOINTS ROBERT COSTELLO AS CEO
                     AND RETAINS INVESTMENT BANKING SUPPORT


         NOVATO, California, March 17, 1999 -- Harding Lawson Associates Group, Inc. (Nasdaq Symbol: HRDG) today announced the appointment of Robert L. Costello, Jr. as the company's Chief Executive Officer, President and member of the Board of Directors.

         Costello, 47, is Executive Vice President of URS Greiner Woodward Clyde and a member of the Board of Directors of URS Corporation (NYSE Symbol: URS). He will resign these positions effective March 18, 1999 and will join Harding Lawson on March 19, 1999. Prior to assuming his most recent duties at URS, Costello was Chief Executive Officer of Greiner Engineering, Inc. from 1995 - 1996 and Chief Financial Officer of Greiner from 1987 - 1994. Greiner, formerly traded on the New York Stock Exchange, was a leading transportation infrastructure engineering firm that was acquired by URS in 1996. He graduated from Western State College of Colorado in 1974 and earned an MBA from the University of Oregon in 1976.

         "We are extremely pleased that Rob Costello has agreed to join the firm," said Richard D. Puntillo, Chairman of the Board. "Costello brings over 20 years of executive experience, an insider's understanding of our industry, and a successful track record of integrating synergistic business combinations."

         The company also announced today that it has retained the investment banking services of CIBC Oppenheimer to assist in assessing the company's short- and long-term potential in the environmental and infrastructure engineering markets. They will assist management in reviewing strategies for the company and in evaluating alternatives to maximize shareholder value.

         Harding   Lawson   Associates   Group,   Inc.   through   domestic  and
international subsidiaries provides a broad range of environmental and infrastructure consulting, engineering and construction services to industrial and public sector clients. The company, founded in 1957, has offices nationwide and in Australia and Mexico (http://www.harding.com).

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